CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 5, 1998 for Pioneer International Growth Fund and to all references to our firm included in or made a part of Post-Effective Amendment No. 6 and Amendment No. 7 to registration statement File Nos. 33-53746 and 811-07318, respectively.

ARTHUR ANDERSEN LLP




Boston, Massachusetts
March 26, 1998